Exhibit 3.10

FILED EFFECTIVE

2005 JAN 11 PM 4 17

ARTICLES OF INCORPORATION

OF

Niagara Mining and Development Co., Inc.

We, the undersigned, having associated ourselves together for the purpose of forming a corporation, under the general corporation laws of the State of Idaho, hereby certify:

No. 1

NAME

The name of the corporation shall be:

Niagara Mining and Development Co., Inc.

No. 2

LOCATION

The principal office or place of business shall be located in Beaufort County, South Carolina at:

301 Central Ave. #384
Hilton Head, SC 29926

No. 3

PURPOSE

The nature or object or purpose of the business of this corporation shall be:

a. To engage in any lawful business activity.

b. To borrow and/or lend money with or without security

c. To buy, sell, lease, claim, explore for, produce, or trade in commodities of every nature, including securities, notes, bonds, mortgages, agricultural products, mining products, minerals, metals commodity futures contracts, titles to or equities in land, buildings, mining claims, oil leases, royalty interests, and options to buy or sell any or all of the foregoing.

IDAHO SECRETARY OF STATE
01/11/2005 05:00

C 158215

d. To have and exercise all the rights, powers, and privileges which are now or which may hereafter be conferred upon corporations organized under the same statute as this corporation; and to have and exercise all such rights, powers and privileges as may be necessary, convenient or proper to effectuate and accomplish the objectives and purposes specified in this certificate, and said specified objectives and purposes shall not limit or restrict in any manner the powers of this corporation.

No. 4

CAPITALIZATION

The total authorized capital stock of this corporation shall be ONE HUNDRED MILLION SHARES (100,000,000) shares of COMMON STOCK, each of which shares shall have the par value of ONE CENT ($0.01), totaling $1,000,000.00, and ONE HUNDRED MILLION SHARES (100,000,000) shares of PREFERRED STOCK having a par value of ONE TENTH OF ONE CENT ($0.001), totaling $100,000.00, such preferred shares to be designated as to class, series, dividends, preferences, limitations, restrictions on transfer, and other matters as the Board of Directors shall see fit, such that the relative rights of any such class and series are identical with those of other shares of the same class and series.

No. 5

GOVERNING BOARD

This corporation shall be governed by at least three (3) directors and not more than nine (9) directors, and the following persons are hereby appointed director to govern the affairs of this corporation from inception and for the first year of its existence, or until a stockholders' meeting is called for the purpose of electing directors;

John P. Ryan
301 Central Ave. #384
Hilton Head, SC 29926

Jim Cairr
425 Jeniah Drive
Sandpoint, Idaho 83864

Howard M. Crosby
6 East Rose Street
Walla Walla, WA 99362

The directors shall be elected at the annual meetings or any special meeting of the stockholders called for the purpose of electing directors, the holder of each share of common stock of this

corporation shall have one vote and the majority of the stock represented at the meeting, by the stockholders in person or by proxy, shall decide:

1. The maximum number of directors to hold office for the ensuing term;

2. The persons to hold such directorships.

The Board of Directors, during a term, may decrease in number by the resignation or death of one or more members, but the maximum number of directors cannot be increased. The majority of the surviving directors, in the case of a vacancy by resignation or death, may appoint a person or persons to fill a vacancy or vacancies. The directors shall be indemnified by the corporation from legal liability for all of their actions which in their judgment were in the best interests of the corporation, excepting gross or reckless negligence, or misconduct, to the maximum extent permitted by the laws of the State of Idaho.

No. 6

ASSESSABILITY OF STOCK

The shares issued by this corporation, once the par value has been paid in full, shall not be assessable, and any shares issued for services, or property, or considerations other than cash, shall be deemed fully paid up and shall be forever non-assessable.

No. 7

TERM OF EXISTENCE

The term of existence of this corporation shall be perpetual.

No. 8

BY-LAWS

The directors or shareholders shall have power to make such by-laws as they may deem proper for the management of the affairs of said corporation according to the statute in such case made and provided.

No. 9

VOTING

Each stockholder will have one vote for each common share registered in his or her name. Cumulative voting shall not be allowed. Voting rights for the preferred shares, if any, shall be set by the Board of Directors upon the issuance of preferred shares.

No. 10

SUBSCRIPTION RIGHTS

The stockholders of this corporation shall have no preferential right or rights to subscribe to any subsequent issues of the authorized shares of this corporation, unless certain rights or warrants for a specific issue are authorized by the Board of Directors or the Stockholders.

No. 11

RESIDENT AGENT

The name and address of the Resident Agent is:
Jim Czirr, 425 Jamish Drive, Sandpoint, Idaho 83864

No. 12

INCORPORATORS

The name and addresses of the incorporators of this corporation are:

John P. Ryan, whose address is 301 Central Ave. #384, Hilton Head, SC 29926

IN TESTIMONY WHEREOF, I hereunto set my hand and seals, this 10th day of January, 2005.

John P. Ryan

4

No. C [illegible]

Due no later than January 31, [illegible]
Annual Report Form

2. Registered Agent and Office [illegible]

Return to:
SECRETARY OF STATE
700 WEST JEFFERSON
PO BOX [illegible]
BOISE, ID [illegible]

NO FILING FEE IF RECEIVED BY DUE DATE

[redacted]

[illegible] MINING AND DEVELOPMENT CO.,
[illegible] CENTRAL AVE # [illegible]
HILTON HEAD, SC [illegible]

JIM C[illegible]
[illegible] DR
SANDPOINT, ID [illegible]

3. New Registered Agent Signature

4. Corporations: Enter Names and Business Addresses of President, Secretary and Directors.

Office held	Name	Street or P.O. Address	City	State	Zip
President-Director	John Ryan	301 Central Ave #384	Hilton Head	SC	29926
Secretary-Director	Howard Crosby	PO Box 2056	Walla Walla	WA	99362
Director	Jim Carr	425 Jensch Dr.	Sandpoint	ID	83864

5. Organized Under the Laws of:
IDAHO
C 102215

6.
Signature: [signature] Date: 1/7/06
Name (type): John P. Ryan Title: President

Issued 11/[illegible]/2005 Do Not Tape or Staple 2006010[illegible]